As filed with the Securities and Exchange Commission on December 28, 2021

Registration No. 333-190142

Registration No. 333-169610

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190142

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-169610

UNDER THE SECURITIES ACT OF 1933

CoreSite Realty Corporation

(Exact name of Registrant as specified in its charter)

Maryland	27-1925611
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1001 17th Street, Suite 500 Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

CORESITE REALTY CORPORATION AND CORESITE, L.P. 2010 EQUITY INCENTIVE AWARD PLAN (AS AMENDED AND RESTATED)

CORESITE REALTY CORPORATION AND CORESITE, L.P. 2010 EQUITY INCENTIVE AWARD PLAN

(Full title of plan)

Edmund DiSanto, Esq.
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
c/o American Tower Corporation
116 Huntington Avenue
Boston, Massachusetts 02116
(617) 375-7500

(Name, address and telephone number of agent for service)

Copies to:

Benet J. O’Reilly	Adam O. Emmerich
Kimberly R. Spoerri	Zachary S. Podolsky
Michael Saliba	Wachtell, Lipton, Rosen & Katz
Cleary Gottlieb Steen & Hamilton LLP	51 West 52nd Street
One Liberty Plaza	New York, New York 10019
New York, New York 10006	(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of CoreSite Realty Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 333-190142) filed with the Securities and Exchange Commission on July 26, 2013, registering 3,000,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), issuable under the Company’s and the Partnership’s 2010 Equity Incentive Award Plan (as Amended and Restated); and

•	Registration Statement on Form S-8 (File No. 333-169610) filed with the Securities and Exchange Commission on September 28, 2010, registering 3,000,000 shares of Common Stock issuable under the Company’s and the Partnership’s 2010 Equity Incentive Award Plan.

On December 28, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of November 14, 2021 (the “Merger Agreement”), by and among the Company, CoreSite, L.P., a Delaware limited partnership and subsidiary of the Company (the “Partnership”), Appleseed Merger Sub LLC, a Maryland limited liability company (“Purchaser”) and a wholly owned subsidiary of Appleseed Holdco LLC, a Delaware limited liability company (“Holdco”), American Tower Investments LLC, a California limited liability company and wholly owned subsidiary of American Tower (as defined below) (“Parent”), Holdco, a wholly owned subsidiary of Parent, Appleseed OP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdco (“OP Merger Sub” and, together with Parent, Holdco and Purchaser, the “Parent Parties”) and, solely for the purposes of certain provisions specified therein, American Tower Corporation, a Delaware corporation (“American Tower”), (i) Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdco (the “Company Merger”); (ii) substantially concurrently with the Company Merger but preceding the Holdco Merger, OP Merger Sub merged with and into the Partnership, with the Partnership continuing as the surviving limited partnership (the “Partnership Merger”); and (iii) following the Company Merger and the Partnership Merger, the Company merged with and into Holdco, with Holdco continuing as the surviving limited liability company (the “Holdco Merger,” and together with the Company Merger and the Partnership Merger, the “Mergers”).

As a result of the Mergers, by filing these post-effective amendments, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each of the Registration Statements and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on December 28, 2021.

CoreSite Realty Corporation

By:	/s/ Rodney M. Smith
	Name:	Rodney M. Smith
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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